Exhibit 99.4

HighPeak Energy, Inc. Announces Closing of Hannathon Acquisition and Increase to the Company’s Borrowing Base

Fort Worth, Texas, June 30, 2022 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced (i) the closing of the acquisition of the Howard County assets of Hannathon Petroleum, LLC (“Hannathon”) and other non-operated working interest owners (“Hannathon Acquisition”) and (ii) that its bank group, led by Fifth Third Bank, N.A., (“Fifth Third Bank”) has increased the Company’s borrowing base and aggregate elected commitments to $400 million.

Highlights

●	Closed the Hannathon Acquisition on June 27, 2022
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Cash consideration for the Hannathon Acquisition was reduced to approximately $237 million and the equity consideration was reduced to approximately 3.5 million shares of the Company’s Common Stock, net of customary purchase price adjustments, which remain subject to final post-closing settlement

●	Increased the Revolving Credit Facility borrowing base and aggregate elected commitments from $138.75 million to $400 million and added three banks to the Revolving Credit Facility bank group

Jack Hightower, Chairman and Chief Executive Officer of HighPeak, said “We are excited to close the Hannathon Acquisition ahead of schedule which expands our operational footprint in the Signal Peak area and enables us to further accelerate development and improve efficiencies. The performance of the recent, multi-zone wells in this region continue to meet our expectations and confirm the value potential of this area and its increasing importance to our Company’s future growth profile.”

Mr. Hightower continued, “We appreciate all the members of our bank group, led by Fifth Third Bank, and their continued support through the substantial increase to our borrowing base. We are excited to add three new banks to the credit facility and look forward to expanding our great working relationship going forward.”

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words "believes," "plans," "expects," "anticipates," "forecasts," "intends," "continue," "may," "will," "could," "should," "future," "potential," "estimate" or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. ("HighPeak Energy," the "Company" or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company's control.

These risks and uncertainties include, among other things, volatility of commodity prices, political instability or armed conflict in crude oil or natural gas producing regions such as the ongoing war between Russia and Ukraine, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease (“COVID-19”) pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy’s crude oil, natural gas liquids and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of crude oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other filings with the SEC. The Company undertakes no duty to publicly update these statements except as required by law.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.